UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2013

IMPRIMIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12626 High Bluff Drive, Suite 150	92130
San Diego, CA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 11, 2013, Imprimis Pharmaceuticals, Inc. (the “Company”) acquired intellectual property rights related to certain proprietary innovations from the compounding pharmacy operations of Buderer Drug Company, Inc. (“Buderer”) pursuant to an Asset Purchase Agreement (the “Agreement”).  In addition, the Company has a right of first refusal on additional Buderer intellectual property and drug development opportunities.  The Agreement provides that Buderer will cooperate with the Company in obtaining patent protection for the acquired intellectual property and that the Company will use commercially reasonable efforts to research, develop and commercialize a product based on the acquired intellectual property.

In consideration for the acquisition, the Company is obligated to make the following payments to Buderer:  (1) one payment payable within 30 days after the issuance of the first patent in the United States arising from the acquired intellectual property (if any); (2) one payment payable within 30 days after the Company files the first Investigational New Drug application (“IND”) with the U.S. Food and Drug Administration for the first product arising from the acquired intellectual property (if any); and (3) certain royalty payments based on the net receipts received by the Company in connection with the sale or licensing of any product based on the acquired intellectual property (if any), after deducting (among other things) the Company’s development costs associated with such product.   If the Company does not file an IND for any product based on the acquired intellectual property within five years of the date of the Agreement, Buderer may terminate the agreement and the Company shall re-assign the acquired technology to Buderer.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1	Press Release dated June 17, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: June 17, 2013	By:	/s/ Andrew R. Boll
Name: Andrew R. Boll
Title: Vice President, Accounting and Public Reporting

EXHIBIT INDEX

99.1	Press Release dated June 17, 2013